Sub-Item 77O:  Transaction effected pursuant to Rule 10f-3

Pursuant to Rule 10f-3, the following constitutes the information and representations provided by the investment adviser of the Insight Investment Grade Bond Fund (the "Fund") with respect to securities that were purchased from syndicates in which an affiliated broker-dealer was a participant for the period November 1, 2016 through April 30, 2017 in accordance with the Trust's Rule 10f-3 Procedures.

Issuer:  CitiGroup

Underwriter From Whom Purchased:  Deutsche Bank Securities

Affiliated Underwriter Managing or Participating in
Underwriting Syndicate:  BNY Mellon Capital Markets LLC

Other Members of the Underwriting Syndicate:  Citigroup
Global Markets Inc., BBVA Securities Inc., BNP Paribas
Securities Corp, Commonwealth Bank Of Australia, Credit
Suisse Securities USA, Deutsche Bank Securities Inc., HSBC
Securities, Santander Investment Securities, Scotia Capital
USA Inc., SG Americas Securities LLC, SMBC Nikko Securities
America, UBS Securities LLC, UniCredit Capital Markets
Inc., Wells Fargo Securities LLC, Academy Securities Inc.,
Blaylock Beal Van LLC, Capital One Securities Inc.,
Citizens Capital Markets, Credit Agricole Securities USA,
Drexel Hamilton LLC, Huntington Investment Co, ING
Financial Markets LLC, Lebenthal & Co LLC, Loop Capital
Markets LLC, MFR Securities Inc., Mizuho Securities USA
Inc., MUFG Securities Americas Inc., nabSecurities LLC,
Nomura Securities International, RBC Capital Markets,
Samuel A Ramirez & Co Inc., Skandinaviska Enskilda Banken,
TD Securities, Telsey Advisory Group

Aggregate Principal Amount of Purchase by the Fund, Other
Investment Companies (Including Other Series of the Trust)
Advised by the Adviser/Sub-Adviser and Other Accounts over
which the Adviser/Sub-Adviser
Has Investment Discretion:      $5,400,000.00

Purchase Price:  $100.00

Percentage of Issue:  0.020%

The security was (a) part of an issue registered under the Securities Act of 1933 which was being offered to the public; and (b) purchased prior to the end of the first day on which any sales were made, at a price that is not more than the price paid by each other purchaser of securities in that offering, or in any concurrent offering of the securities (except, in the case of an Eligible Foreign
Offering, for any rights to purchase that are required by law to be granted to existing security holders of the issuer).

The underwriting was a firm commitment underwriting.

The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.

The issuer of the securities, and its predecessors, have been in continuous operation for not less than three years.

The Adviser/Sub-adviser of the Fund is a principal underwriter of the security or an affiliated person of a principal underwriter of the security.

The amount of the securities, other than those sold in an Eligible Rule 144A Offering purchased by the Fund, all investment companies (including other series of the Trust) advised by the Adviser/Sub adviser and other accounts with respect to which the Adviser/Sub adviser has investment discretion did not exceed 25% of the principal amount of the offering.

No Affiliated Underwriter of the purchasing Fund was a direct or indirect participant in or beneficiary of the sale.

Information has or will be timely supplied to the appropriate officer of the Trust for inclusion on SEC Form
N-SAR and quarterly reports to the Trustees.